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Exhibit 10.31

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 1st day of January 2001 by and between OUTSOURCING SERVICES GROUP, INC., a Delaware corporation having its principal place of business at 25 Commerce Drive, Allendale, New Jersey 07401 (the "Company"), and John G. Hewson, whose address is 80 Fawn Hill Road, Upper Saddle River, New Jersey 07458 (the "Employee").

W I T N E S S E T H:

        WHEREAS, the Company is engaged, through its subsidiaries Aerosol Services Company, Piedmont Laboratories, Inc., Kolmar Laboratories, Inc., Acupac Packaging, Inc., and Precision Packaging and Services, Inc. (collectively, the "Subsidiaries"), in the business of providing aerosol and liquid filling of cosmetics, toiletries, pharmaceutical products, cleaning products, skin care products and other consumer goods and related packaging services (the "Business") and has need for management personnel with experience in said business;

        WHEREAS, the Employee is experienced in the Business and in the management of such Business;

        WHEREAS, the Company desires to employ the Employee in an executive capacity upon the terms and conditions set forth in this Agreement; and

        WHEREAS, the Employee is willing to enter into this Agreement with respect to the Employee's employment and services upon the terms and conditions set forth in this Agreement;

        NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

I. TERM

        SECTION 1.01    Employment.    Subject to the provisions of Section 4.01 hereof, the Company hereby employs the Employee and the Employee hereby accepts employment with the Company for a period of 2 years beginning on July 1, 2001 and terminating at the close of business on June 30, 2003 (the "Employment Term"). The Employment Term may be extended by a mutual agreement in writing for additional years on the same or mutually agreeable terms, but if no such mutual agreement is executed prior to June 30, 2003 the Employment Term shall expire, and employment shall continue on an at will basis, but Sections 5.01 through 5.06 shall continue in effect. If the employment of Employee is terminated pursuant to Article 4 of this Agreement or by reason of the death or disability of Employee, the time during which the Employee is actually employed shall be referred to as the "Employee's Employment."

II. DUTIES

        SECTION 2.01    General Duties.    The Employee shall serve as the Business Unit President—Kolmar of the Company during the Employee's Employment. Further, Employee shall serve as an officer or member of the board of directors of any of the Subsidiaries if requested. The Employee shall, during Employee's Employment, subject to the policies of the Chief Executive Officer and the Board of Directors of the Company (the "Board"), manage and direct the business of the Company and its Subsidiaries, performing those acts and doing those things customarily done by a Business Unit President for companies comparable to the Company. The Company shall indemnify the Employee for such service to the maximum extent permitted by applicable law.

        SECTION 2.02    Devotion of Time to the Company's Business.    The Employee agrees during Employee's Employment, to devote his best efforts to his employment, and perform such duties consistent with his capacity as Business Unit President—Kolmar of the Company as shall be determined by the Chief Executive Officer and the Board. The Employee further agrees to (i) devote substantially all his business time to the business and affairs of the Company and to fulfill the duties of his office, (ii) devote his time and resources to the recruitment, training and development of a team of focused professionals capable of managing and directing the business of the Company, and (iii) faithfully observe his duties to preserve as confidential all trade and other secrets of the Company. During Employee's Employment, and continuing for any Restricted Period (as defined in Section 5.04 below) thereafter during which Employee is paid pursuant to Section 3.03, unless otherwise agreed to in advance and in writing by the Company, the Employee shall not seek or accept other employment, become self-employed in any other capacity, or engage in any activities which are detrimental to the business of the Company. Notwithstanding the foregoing, the Employee may engage in personal investment activities, which do not interfere with the Employee's duties under this Agreement. For purposes of this Agreement, any such investment activity, which involves a competitor or supplier of the Company, will automatically be deemed to conflict with Employee's duties hereunder.

III. COMPENSATION

        SECTION 3.01    Base Salary.    As compensation for his services hereunder, during the Employment Term, the Employee shall receive a base salary equal to Two Hundred Forty Thousand Dollars and no cents ($240,000) per year. Such base salary shall be payable in cash at the times and in the installments consistent with the Company's payroll practices. The Company shall review such salary on at least an annual basis with a view to consider increases considering, among other factors, Company performance and cost-of-living increases. Once base salary is increased, it shall not be reduced without the Employee's written consent.

        SECTION 3.02    Bonus Plans.

          (a)  The Employee shall be a full participant in any performance bonus plan made available to similarly situated senior executives of the Company.

          (b)  All options that the employee has received prior to the date of this Agreement, or may receive subsequent to the date of this Agreement, pursuant to the Company's Amended and Restated 1998 Stock Options Plan (the "Plan") and shall remain subject to the terms and conditions specified in the Plan and related separate agreements, and are not affected in any way by this Agreement.

          (c)  Providing he remains an employee of the Company, Employee shall be eligible to participate in the Company's stock option program, which will terminate on June 30, 2003.. Any awards made pursuant to this program shall be subject to recommendation by the Chief Executive Officer and approval by the Board or its Compensation Committee. Any such awards shall be governed by and subject to the terms and conditions of such benefit plans and related separate agreements, and are not in any way affected by this Agreement.

          (d)  The Company shall continue in effect the terms of its current certificate of incorporation and bylaws, which provide for indemnification of officers and directors to the maximum extent provided by law. The Company is responsible for all financial costs of and carries directors' and officers' liability insurance with a deductible of [$100,000] and a maximum coverage of [$5] million but reserves the right to change such coverage if the Company's directors so determine.

        SECTION 3.03    Continuation of Salary.

          (a)  If the Employee dies or becomes disabled so that he is unable to perform his duties hereunder, the Company shall pay the Employee or his estate (or its designee) his base salary bi-weekly, but not beyond the end of the Employment Term, and shall continue for such period to provide the benefits described in Section 3.04.

          (b)  If the Company terminates this Agreement for any reason except as specified in Section 4.01, or if Employee resigns for "good reason" as described in Section 4.02, the Company agrees to continue to pay the Employee his base salary bi-weekly, and to provide the benefits described in Section 3.04, for the longer of (i) the balance of the Employment Term, or (ii) twelve (12) months from the date of termination or resignation.

        SECTION 3.04    Benefits.    During the Employment Term, the Employee shall be entitled to insurance benefits substantially similar to those now provided under the Company's employee health benefit plan as now in effect, and may continue such benefits after any termination of the Employee's Employment by paying the applicable premium to the extent allowed by applicable law. However, the Company may cease providing such benefits if any law or regulation prohibits making benefits available except on an equal basis for all employees and if the benefits now provided Employee are not so available. To be more specific:

          (a)  The Company shall provide Employee medical, dental, life insurance, profit-sharing and other benefits in accordance with the OSG benefit plans.

          (b)  Employee shall receive three (3) weeks of paid vacation per year or such greater amount of vacation as is provided under any Company policy then applicable to Employee.

          (c)  Employee shall receive an automobile allowance of Eight Hundred Dollars ($800) per month. The Company shall also reimburse Employee for the costs of maintenance and fuel for one automobile as a business expense, which shall be payable in accordance with the Company's standard practices after receipt by the Company of appropriate documentation of such expenses. Employee shall pay the insurance premiums on such automobile and shall, on the Company's request, furnish proof that liability insurance of at least $500,000 is in effect.

IV. TERMINATION

        SECTION 4.01    Termination by the Company for Cause.    The Company may terminate Employee's employment under this Agreement for "Cause." "Cause" shall mean such cause as would entitle the Company to terminate Employee's employment and shall include the following acts or omissions:

          (a)  Employee's failure to perform the duties of his office or to conduct and manage the business of the Company in a manner reasonably consistent with the criteria established by the Chief Executive Officer and the Board, provided that prior to any termination under this Section 4.01(a) Employee shall be given written notice of the deficiencies and a reasonable opportunity to correct his conduct if the matters in question can be corrected;

          (b)  Conduct on the part of the Employee which constitutes the breach of any statutory or common law duty of loyalty to the Company which has, in the view of the Chief Executive Officer or the Board, a material adverse effect on the Company;

          (c)  Any illegal act by the Employee (as evidenced by a conviction for a criminal offense) which in the view of the Chief Executive Officer or the Board materially and adversely affects the business of the Company;

          (d)  Engagement by the Employee in any act of serious misconduct, whether or not such act occurs in connection with the performance of Employee's duties hereunder, which in the view of the Chief Executive Officer or the Board adversely affects the business and/or reputation of the Company; or

          (e)  Intentional wrongful engagement in any activity prohibited by Section 5.01 (Nondisclosure), 5.03 (Nonsolicitation) or 5.04 (Noncompetition) hereof or employment in another business in a manner not permitted by Section 2.02.

        It shall be presumed that the Employee's participation in a business enterprise other than the Company (except for service on boards of directors approved by the Company) constitutes cause for termination under clause (e) of this section. Termination by the Company shall be accomplished by written notice to the Employee. Employee specifically acknowledges that the Company's remedy for actions described or referred to in Sections 4.01(b), 4.01(c), 4.01(d) or 4.01(e) shall not be limited to termination and may include exercise of all legal and equitable remedies available to the Company, including, without limitation, the remedies set forth in Section 5.05 of this Agreement.

        SECTION 4.02    Resignation for Good Reason.    Employee may resign for "good reason" and thereby terminate Employee's Employment (but not his other obligations hereunder) as a result of the following:

          (a)  Without the Employee's prior written consent, a reduction in his then current salary;

          (b)  The taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided to the Employee under the Employee's medical, health, accident, disability, life insurance, thrift and retirement plans in which he was participating other than any such reduction which is (i) required by law, (ii) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees (senior management) of which the Employee is a member or (iii) generally applicable to all beneficiaries of such plans;

          (c)  An involuntary relocation of the Employee's place of employment to a place more than fifty (50) miles with the exception of the Corporate Center in Northern New Jersey;

          (d)  Resignation as a result of unlawful discrimination or other unlawful acts committed against employee, as evidenced by a settlement, arbitration award or final court order; or

          (e)  A reduction in duties and responsibilities, which results in the Employee no longer having the customary duties of a Business Unit President.

As long as the Company continues to make the payments provided for in Section 3.03(b), none of the actions specified in clauses (a) through (e) above shall constitute a breach of this Agreement.

        SECTION 4.03    Damages for Breach of Contract.    In the event of a breach of this Agreement by either the Company or the Employee resulting in damages to the other party, that party may recover from the party breaching this Agreement any and all damages that may be sustained, excluding incidental, consequential and punitive damages.

        SECTION 4.04    Arbitration.    If any dispute hereafter arises between the parties hereto and/or their agents or employees relating to the terms and provisions of this Agreement or otherwise, including but not limited to any claim for breach of any or covenant (express or implied), tort claims, claims for discrimination or harassment (including, but not limited to race, sex, religion, national origin, age, handicap or disability), claims for compensation or benefits (except where a benefit plan or pension plan or insurance policy specifies a different claims procedure) and claims for violations of any federal, state or other governmental law, statute, regulation or ordinance (except for claims involving workers' compensation benefits), then either party may initiate arbitration proceedings with the Judicial Arbitration and Mediation Services, Inc. ("JAMS") in New York, New York in accordance with the Employment Rules of JAMS, as the exclusive remedy for such dispute and in lieu of any court action, which is hereby expressly waived. Any demand for resolution for such a matter must be submitted to JAMS and served on the other party within the period covered by the applicable statute of limitations. Both parties hereby consent to such arbitration, and any arbitration award shall be final and binding. The parties may agree on a retired judge from the JAMS panel to serve as the arbitrator. If they are unable to agree, JAMS will provide a list of three available judges and each party may strike one. The remaining judge will serve as the arbitrator. Neither party shall disclose the existence of any dispute or the terms of any arbitration decision to any third party, other than their legal counsel, accountants, financial advisors or as required by law. Judgment upon any awarded rendered by JAMS may be entered in any court having jurisdiction. Nothing contained in this section shall prevent the Company, however, from seeking and obtaining equitable relief to enforce the restrictions (including on arbitration) in Article V.

        SECTION 4.05    Attorneys' Fees and Costs.    If any action in law or in equity is commenced to enforce or interpret the terms of this Agreement, the prevailing party or parties (as determined by the court hearing such matter) shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. In the event of an arbitration, the parties shall each bear their respective costs unless otherwise specifically awarded by the arbitrator. In that instance, the arbitrator shall have discretion to determine the extent, if any, to which a party shall be treated as a "prevailing party" and to award or withhold fees and costs.

        SECTION 4.06.    Deemed Resignation.    If this Agreement is terminated for any reason other than the expiration of the Employment Term, Employee shall be deemed to have resigned voluntarily as an officer and director of the Company, and of any Subsidiaries, if applicable, if he was serving in any of such capacities at the time of termination.

V. RESTRICTIVE COVENANTS

        The following restrictive covenants shall apply to this Agreement:

        SECTION 5.01    Nondisclosure.    Employee shall not at any time during the term of this Agreement or thereafter, except as required in the performance of his duties and as authorized by the Company, either directly or indirectly, disclose or divulge to any other person, firm or entity the names, addresses, preferences, prices being charged by or to the Company or any other confidential information concerning or relating to any of the former or existing suppliers, contractors, employees or customers of the Company, or any secret, proprietary or confidential information of the Company, (collectively, "Confidential Information") which shall not be or become public knowledge (other than by acts by Employee or representatives of Employee in violation of this Agreement). After termination of Employee's employment with the Company, Employee shall not, without the prior consent of the Company or except as may be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it, and agrees not to do any act to impair, prejudice or destroy the goodwill of the Company. However, nothing contained in this Section 5.01 shall preclude Employee from using any information known to him through his experience in the industry outside of his employment by the Company or any confidential information of the Company learned by Employee outside of his employment with the Company which was communicated to him by a lawful disclosure.

        If Employee ceases to work for the Company for any reason, Employee shall return to the Company all Confidential Information in any form or media and all copies thereof, shall delete all Confidential Information from any computers Employee owns or uses, and shall participate in an exit interview for the purpose of ensuring that the Confidential Information and business relationships will not be put at risk in any new position that Employee may assume. Employee also shall advise any new employer of the restriction under this Article V and provide the Company written proof he has done so.

        SECTION 5.02    Ownership of Intellectual Property.    Employee acknowledges and agrees that all intellectual property (including without limitation all ideas, concepts, inventions, technology, formulae, plans, designs, drawings, illustrations and photographs, which may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret or other intellectual property law, including the Uniform Trade Secrets Act), developed, created, conceived, made or reduced to practice during Employee's employment with the Company which (a) relate to the business of the Company, (b) result from the duties or work performed by Employee hereunder either alone or with others, or (c) are developed during working time or using the Company's equipment, supplies, facilities, resources, materials or information, shall be the sole and exclusive property of the Company. Employee shall and hereby does assign, for no additional consideration, all right, title and interest in and to such intellectual property to the Company (and/or the Subsidiaries, as the Company may direct), and agrees to execute and deliver any and all documents requested by the Company in order to properly document such assignments.

        SECTION 5.03    Nonsolicitation.    Since Employee's solicitation of the customers of the Company, or any parent, affiliate or subsidiary of the Company, under certain circumstances would necessarily involve the use or disclosure of Confidential Information, Employee shall not, either directly or indirectly, at any time during the term of this Agreement and for a period of one (1) year from the date Employee's employment with the Company terminates for any reason, including termination or expiration of this Agreement (the "Restricted Period"): (a) call on, solicit or take away, or attempt to call on, solicit or take away, any past or present customers of the Company, or any parent, affiliate or subsidiary of the Company; (b) employ, hire or solicit the employment of any person employed by the Company, or any parent, affiliate or subsidiary of the Company; (c) do any act to impair, prejudice or destroy the goodwill of the Company, or any parent, affiliate or subsidiary of the Company, or to prejudice or impair the relationship or dealing between the Company, or any parent, affiliate or subsidiary of the Company, and any customer and/or supplier of the Company, its affiliates and/or subsidiaries; or (d) assist any other person, firm or entity in any such acts. If the Company terminates this Agreement on a basis not stated in Section 4.01, or on a basis described in Section 4.01(a), Employee shall not be required to honor this Section 5.03 unless Company continues to pay Employee's salary and benefits for the balance of the Employment Term, or such longer period as is provided in Section 3.03(b), even if such payments are not required.

        SECTION 5.04    Non-competition.    While employed by the Company, Employee shall not conduct any other business, or be employed by or serve as a consultant to or serve as a member of the board of directors of any other person or entity without prior written approval from the Company. During the Restricted Period, Employee shall not engage, whether as an employee, consultant, or in any other capacity, whether for pay or otherwise, in the business of conducting or facilitating (collectively, a "Competing Business"). Employee recognises and agrees that the Company's business and customer base is nationwide and international and, accordingly, agrees that to protect the Company's business the foregoing restrictions must be nationwide and international as well. Notwithstanding the foregoing, this covenant not to compete shall only be in effect as long as the Company continues to pay to the Employee, during the Restricted Period, the salary and benefits described in Section 3.03, even if such payments are not otherwise required. Additionally, Employee agrees and acknowledges that if the provisions of this Section 5.04 are triggered, Employee shall receive adequate consideration from the payments made by the Company during the Restricted Period to enable him to earn a satisfactory living during the time that covenant not to compete is in effect.

        Nothing in this Section 5.04 shall prevent Employee from holding or acquiring common stock in any company which is publicly traded on any nationally recognized stock exchange or on the National Market System of The Nasdaq Stock Market, provided that such holdings are less than five percent (5%) of the outstanding capital stock of such publicly-traded company.

        SECTION 5.05    Equitable Relief.    Employee acknowledges and agrees that his services are of a special, unique and extraordinary value to the Company and its Subsidiaries and that damages alone may be an inadequate remedy for any breach of this Agreement. Accordingly, in the event of the breach by Employee of any of the provisions of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor and in aid of arbitration, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

        SECTION 5.06    Survival.    The provisions of this Section 5 shall survive the termination of this Agreement, irrespective of the reason therefor.

VI. MISCELLANEOUS

        SECTION 6.01    Notices.    Any notices to be given hereunder by either party to the other shall be in writing and may be effected by personal delivery, by courier, or by mail (registered or certified), postage prepaid with return receipt requested, or by facsimile confirmed by mail. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph. Mailed notices shall be deemed communicated as of four (4) calendar days after mailing. Notices delivered personally or by courier shall be deemed delivered when actually received. Either party may change its address for notice purposes by complying with the provisions of this Section 6.01.

        SECTION 6.02    Entire Agreement.    This Agreement supersedes and replaces any and all prior or contemporaneous agreements, arrangements and understandings, whether oral or in writing, between the parties hereto with respect to the employment of the Employee by the Company (except for any Option Agreements), including, without limitation, that certain Employment, Non-Disclosure and Limited Non-Competition Agreement by and among the Company, its subsidiaries, and Employee, dated as of March, 1998, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, which are not embodied herein, and that no other prior agreement, statement or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement, statement or promise not contained in this Agreement shall not be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the parties.

        SECTION 6.03    Partial Invalidity.    If any provision of this Agreement, or any word, phrase, clause, sentence or other portion thereof, is held by a court of competent jurisdiction to be invalid, void or unenforceable for any reason, such provision or portion thereof will be modified or deleted in such a manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

        SECTION 6.04    Law Governing Agreement.    This Agreement shall be governed by and construed in accordance with the law of the State of New Jersey.

        SECTION 6.05    Currency.    All amounts described in this Agreement are in United States Dollars.

        SECTION 6.06    Successors and Assigns.    The rights and obligations of the Company and the Employee under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Employee hereunder may not be assigned by Employee, except as contemplated by Section 3.03.

        SECTION 6.07    No Conflict.    The Company hereby represents and warrants to Employee that this Agreement and the Company's obligations hereunder do not violate or conflict with the terms, conditions or covenants of the Company's (and certain of its subsidiaries') financing agreements entered into on or about the Effective Date.

        SECTION 6.08    Waiver.    Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances. Any waiver by the Company of any breach of any provision of this Agreement by Employee shall not be construed to be a continuing waiver, or a consent to any subsequent breach, unless otherwise expressly specified.

        SECTION 6.09    Counterparts.    This Agreement may be executed in one or more counterparts, which when taken together shall constitute one complete instrument. The parties hereto agree that for this purpose, facsimile signatures shall be accepted as originals.

        SECTION 6.10    Prior Performance.    The parties agree that performance by either party hereunder, during the periods specified, in accordance with the terms hereof, but prior to the date this Agreement is fully executed and delivered, shall be subject to and governed by the terms of this Agreement, to the extent that no prior contract is in place.

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        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

"Company"
OUTSOURCING SERVICES GROUP, INC.
By:	/s/ JOSEPH HEALY Name: Joseph Healy Title: President and CEO
"Employee"
/s/ JOHN G. HEWSON John G. Hewson

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  Exhibit 10.31
EMPLOYMENT AGREEMENT
I. TERM
II. DUTIES
III. COMPENSATION
IV. TERMINATION
V. RESTRICTIVE COVENANTS
VI. MISCELLANEOUS